Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AMERICAN PETROLEUM TANKERS PARTNERS LP

The undersigned, desiring to form a limited partnership under Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Act”) hereby certifies as follows:

1. Name. The name of the limited partnership formed hereby is American Petroleum Tankers Partners LP (the “Partnership”).

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. Registered Agent. The name and address of the registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

4. General Partner. The name and the business address of the general partner of the Partnership is American Petroleum Tankers GP LLC, 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership on August 21, 2013 and submits it for filing in accordance with the Act.

AMERICAN PETROLEUM TANKERS GP LLC, as General Partner

By:	/s/ Philip J. Doherty
Name: Philip J. Doherty
Title: Authorized Person